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                                                                   EXHIBIT 4.(F)


                         REDDI BRAKE SUPPLY CORPORATION

                          CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF DESIGNATION OF
                            CLASS B PREFERRED STOCK

                    Nevada Revised Statutes Section 78.1955

         The undersigned, being the President and the Secretary of Reddi Brake Supply Corporation, a Nevada corporation (the "Corporation"), do hereby certify that:

         1. The original Certificate of Designation (the "Certificate of Designation") of the Corporation's authorized preferred stock designated as Class Preferred Stock (the "Class B Preferred Stock") was filed in the Office of the Nevada Secretary of State on March 25, 1996 and amended by the filing of amendments to the Certificate of Designation filed on March 28, 1996 and April 23, 1996.

         2. The Board of Directors of the Corporation, pursuant to the authority granted in Article IV of the Corporation's Articles of Incorporation, as amended, has adopted a resolution further amending the Certificate of Designation as follows:

                 (a) The definition of "Conversion Rate" contained in the second sentence of Paragraph C(1) shall be amended to read in its entirety as follows: "As used herein, the "Conversion Rate" shall be eighty percent (80%) of the average per share high closing bid price of the Corporation's Common Stock for the five (5) consecutive trading days ending two days before the "Conversion Date" (as defined below), provided, however, that the maximum Conversion Rate shall be $2.25."

                 (b) Paragraph C shall be further amended to include the following new subparagraphs:

                          "6.     Redemption in Lieu of Conversion.  In the
         event that a record holder surrenders shares of Class B Preferred Stock for conversion in the manner set forth in Paragraph C(2) above and the average per share high closing bid price of the Corporation's Common Stock for any five (5) consecutive trading days ending two (2) days before the Conversion Date is less than $1.25, the Corporation, at its election, may redeem, in lieu of such conversion, any or all of the shares of Class B Preferred Stock so surrendered at a redemption price (the "Redemption Price") equal to $11.50 per share (subject to adjustment as provided in Paragraph (D) below), plus any and all amounts of accrued and unpaid dividends with respect to such share to the date of the final distribution to the holders, from funds legally available therefor. In the event of such election by the Corporation, the date of





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         redemption shall be deemed to be the Conversion Date.

                          7. Mechanics of Redemption. The following procedures shall apply to all redemptions of Class B Preferred Stock under Paragraph C(6):

                                  7.1  The Corporation shall send a notice of
         redemption (the "Redemption Notice") to each holder of record of shares to be redeemed by facsimile, with the original to follow by 2-day courier addressed to the holder at such holder's address appearing on the books of the Corporation or given by the holder to the Corporation for the purpose of notice, or if there is no such address, at the principal executive offices of the Corporation. The Redemption Notice shall include the date of redemption, the Redemption Price to be paid, the number of shares of Class B Preferred Stock to be redeemed, and the place at which the shareholders may obtain payment of the Redemption Price upon surrender of their share certificates.

                                  7.2  If funds are legally available for such
         redemption on the date fixed in the Redemption Notice, then, whether or not the share certificates are surrendered for payment of the Redemption Price, the shares redeemed shall no longer be outstanding and the holders thereof shall cease to be shareholders of the Corporation with respect to the shares redeemed on and after the date fixed for redemption and shall be entitled only to receive the Redemption Price without interest upon surrender of the share certificate. If less than all of the shares represented by one certificate are to be redeemed, the Corporation shall issue a new share certificate for the shares not redeemed."

                 (c) Paragraph D shall be amended to read in its entirety as follows:

                 "D.      Corporate Change.  The Conversion Rate and Redemption
         Price shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Board of Directors of the Corporation, any stock dividend, stock split or share combination of the Common Stock or any distribution of a material portion of the Corporation's assets to the holders of Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "Corporate Change") (other than a Corporate Change in which the Corporation is the surviving entity or in which all or substantially all of the consideration received by the holders of the Corporation's capital stock upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), this Class B Preferred Stock shall be assumed by the acquiring entity and thereafter this Class B Preferred Stock shall be convertible into such class and type of securities as the Holder would have received had the Holder converted this Class B Preferred Stock immediately prior to such Corporate





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         Change."

                 (d) Paragraph G shall be amended to read in its entirety as follows:

                 "G.      Status of Redeemed or Converted Stock.  In the event
         any shares of Class B Preferred Stock shall be converted or redeemed pursuant to Paragraph C hereof, the shares so converted shall be cancelled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Class B Preferred Stock."

         3. As of the execution of this Certificate of Amendment, no shares of the Class B Preferred Stock have been issued.

         DATED this 7th day of May, 1996.


                                                    ____________________________
                                                    Richard McGorrian, President


                                                    ____________________________
                                                    S. Gerald Birin, Secretary